                                Prospectus Supplement filed under Rule 424(b)(3)
                         in connection with Registration Statement No. 333-48047

              PROSPECTUS SUPPLEMENT NO. 4 DATED DECEMBER 16, 1998
                       (To Prospectus Dated May 28, 1998)

                           PLATINUM technology, inc.
           $150,000,000 6.25% CONVERTIBLE SUBORDINATED NOTES DUE 2002
          AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF

  This Prospectus Supplement No. 4 ("Fourth Prospectus Supplement") supplements the information contained in PLATINUM technology, inc.'s Prospectus dated May 28, 1998 (the "Prospectus") as supplemented by Prospectus Supplement No. 1 dated July 13, 1998, Prospectus Supplement No. 2 dated August 31, 1998 and Prospectus Supplement No. 3 dated September 18, 1998, relating to the offer and sale by the Selling Securityholders of up to $150,000,000 in principal amount of PLATINUM technology, inc.'s 6.25% Convertible Subordinated Notes Due 2002 and shares of Common Stock issuable if these notes are converted. This Fourth Prospectus Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2 and Prospectus Supplement No. 3 including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus. The following table amends and supplements the information set forth in the Prospectus under the caption "Selling Securityholders."

                                             Principal Amount of
                                        Securities Beneficially Owned
                                     -----------------------------------
                                                                                          Number of
                                                                                          Shares of
                                                               Number of     Principal      Common
                                     Principal                 Shares of    Amount of       Stock
                                     Amount of                  Common      Notes That    That May
Name                                   Notes     Percentage   Stock(1)(2)   May Be Sold    Be Sold
---------------------------------   ----------   ----------   -----------   -----------   ------------
Sage Capital                        $ 1,500,000         1.0%        41,605  $ 1,500,000        41,605
TQA Leverage Fund, L.P.               3,000,000         2.0         83,211    3,000,000        83,211
Any other holders of Notes(3)(4)     14,795,000         9.7        410,373   14,795,000       410,373

__________________
* Less than 1%.
(1) Assumes conversion of the full amount of Notes held by such holder at the initial rate of $36.0525 in principal amount of Notes per share of Common Stock; such conversion price is subject to adjustment as described in the Prospectus under "Description of Notes - Conversion." Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of any fractional shares.
(2) The number of conversion shares beneficially owned by each Selling Securityholder named herein is less than 1% of the Company's outstanding Common Stock as of December 16, 1998.
(3) Information concerning other Selling Securityholders will be set forth in supplements to this Prospectus from time to time, if required.
(4) Assumes that "Any other holders of Notes" do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion price.

             This Prospectus Supplement is dated December 16, 1998